Exhibit 99.1

NEXSTAR BROADCASTING PROPOSES TO ACQUIRE MEDIA GENERAL FOR $14.50 PER SHARE

IN ACCRETIVE CASH AND STOCK TRANSACTION VALUED AT $4.1 BILLION

Proposal Provides 30% Premium to Media General Shareholders

Combining Nexstar and Media General Would Create Leading Pure-Play Broadcaster

with Enhanced Scale and Substantial Free Cash Flow

Combination Would Be Well Positioned To Deliver Superior Immediate and Long-Term

Shareholder Value Compared to Proposed Media General/Meredith Combination

IRVING, Texas, September 28, 2015 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today a proposal to acquire Media General, Inc. (NYSE: MEG) for $10.50 per share in cash and a fixed ratio of 0.0898 Nexstar shares per Media General share. The proposal, currently valued at $14.50 per Media General share, was submitted today in a letter to the Media General Board. It represents a premium of 30% to Media General’s closing stock price on September 25.

Perry Sook, Chairman, President and CEO of Nexstar, said, “The transaction we are proposing would be a transformational event for both Nexstar and Media General shareholders and would deliver superior, immediate and long-term value to Media General’s shareholders compared with Media General’s proposed acquisition of Meredith.

“Our proposal provides a significant premium to Media General’s shareholders, including a cash component nearly equal to Media General’s current share price. Our proposal would also enable Nexstar and Media General shareholders to participate in the near- and long-term upside of a pure-play broadcasting company with expanded audience reach, a more diversified portfolio, and a significantly stronger financial profile, including substantial free cash flow per share, led by a proven broadcast and digital media management team. Nexstar is already growing rapidly as a result of our organic and M&A initiatives, but a combined Nexstar/Media General would be even better positioned for long-term success in a dynamic and consolidating market and certainly better positioned to deliver shareholder value than a combined Media General/Meredith.

“Given the compelling strategic and financial value of a combination, it is illogical that Media General’s Board has refused to engage with us and has instead pursued an ill-conceived and value-destructive acquisition of Meredith that would once again expose Media General shareholders to the risks of the low-margin publishing business. We believe our offer is compelling and provides a value-building path forward for both Media General and Nexstar shareholders. We look forward to engaging in dialog with the financial community regarding the superior merits of our proposed transaction.”

BofA Merrill Lynch is acting as financial advisor and Kirkland & Ellis LLP is acting as legal counsel to Nexstar in connection with the proposed transaction.

Nexstar’s letter to the Media General Board is below.

September 28, 2015

Sent VIA Email and FedEx

Mr. J. Stewart Bryan III, Chairman

Mr. Vincent L. Sadusky, President and Chief Executive Officer

Media General, Inc.

333 East Franklin Street

Richmond, VA 23219

Dear Stewart and Vince,

We have been attempting for many months to enter into substantive negotiations with you regarding a combination of Media General, Inc. (“Media General”) and Nexstar Broadcasting Group, Inc. (“Nexstar”). Our Board strongly believes that a merger of Media General and Nexstar would be strategically and financially compelling for both of our companies and shareholders. The combined company’s significantly expanded audience reach and portfolio diversification would be highly attractive to programmers and advertisers alike, and its enhanced operating and financial scale would position it for near- and long-term success in an environment of ongoing industry consolidation. Pro-forma for synergies, the combination would generate in excess of $450 million of annual free cash flow (averaged over two year cycles), which would be allocated for continued investment in the business and for deleveraging and other initiatives that enhance long-term shareholder returns.

Given this compelling rationale, we were surprised that, just two weeks after you summarily rejected our August 10th private proposal for Nexstar to acquire Media General at a substantial premium – without any discussion with us – you announced a value-destructive agreement to acquire Meredith Corporation, including the proposed issuance of 54% of Media General’s shares at market price. We strongly believe a combination of Media General and Nexstar is far more compelling strategically and financially than your planned acquisition of Meredith. The ill-conceived Meredith transaction, which caused an immediate drop in Media General’s stock price and criticism from a number of your investors and analysts, exposes Media General once again to the publishing business and creates a pro-forma EBITDA mix with significant exposure to publishing. Were you to engage with us, we believe you could deliver significantly more value to your shareholders.

Accordingly, we are submitting this proposal for Nexstar to acquire Media General for $10.50 per share in cash and a fixed exchange ratio of 0.0898 Nexstar shares per Media General share, for an aggregate current value of $14.50 per share, or a total transaction value of $4.1 billion, including assumption of Media General’s debt. This proposal would deliver a premium of 30% over Media General’s closing stock price on September 25. It also represents an enterprise value multiple of approximately 9.1x Media General’s projected blended 2015/2016 EBITDA based upon analysts’ consensus estimates, which compares favorably with both precedent transactions and trading multiples in the broadcast sector.

Our proposal’s cash consideration alone is nearly equal to Media General’s current share price, which de-risks Media General shareholders’ investment. At the same time, your shareholders would own approximately 26% of the combined company, thereby providing substantial ongoing participation in a well-positioned pure-play broadcasting company led by a management team with a strong long-term record of shareholder value-creation.

We believe our proposal is a superior transaction in all respects to your proposed acquisition of Meredith. Your shareholders should be aware of the compelling value represented by our proposal, which would be lost if the Meredith-Media General transaction is consummated.

Combination of Media General and Nexstar Is Far Superior to the Ill-Conceived Acquisition of Meredith.

Based on the stated rationale and benefits associated with the Meredith merger, you clearly believe in the logic of broadcast consolidation and that the value of Media General’s assets can be better realized under different management. We agree and believe that a combination of Nexstar and Media General would create a combined entity with enhanced scale and geographic diversity to compete effectively in a consolidating and dynamic market while offering shareholders the prospects for superior returns compared to a combination of Media General and Meredith:

Category	Media General/Nexstar Combination	Media General/Meredith Combination
Stations	162	82
Markets	99	54
U.S. TV Household Reach	39%	30%
Affiliate Position	#2 Owner of Major Network Affiliates	#3 Owner of Major Network Affiliates
Business Mix	Pure-play broadcast operator	Broadcast and publishing assets
Market Overlap	7 markets (only 3 in top 100)	6 markets (5 in top 100 including 3 top-30 markets)
Broadcast-Only EBITDA (post divestitures)[1]	$842[2]	$615[3]
Total Synergies	$75 in year one	$60 in year one

Note: Dollars in millions.

[1]	Broadcast-only EBITDA would be 37% larger in a Media General/Nexstar transaction than in a Media General/Meredith transaction.
[2]	Includes $75 million of synergies and assumes the divestiture of $30 million of EBITDA.
[3]	Represents $453 million and $187 million of EBITDA attributable to Media General and Meredith Broadcasting, respectively, less the divestiture of $70 million of EBITDA attributable to Broadcasting plus assumed $45 million of Broadcast synergies net of divestitures.

Greater Scale and Diversity, More Stations, Larger Number of Markets, Greater U.S. Household Reach. Together, Nexstar/Media General would be the #2 owner of major network affiliates and a pure-play broadcast operator that owns, operates, programs or provides sales and other services to 162 stations in 99 markets, reaching 39% of all U.S. television households. We would be an enhanced retransmission partner, have available potential additional spectrum for upcoming auctions and deliver greater opportunities for disciplined expansion in digital media and other complementary operating areas. In addition, we would be able to deliver more quality local programming and content for our collective broadcast and digital operations.

The Media General/Meredith Transaction Requires Significantly Greater Divestitures. Overlapping markets in the Meredith transaction include top-ranked DMAs including Portland, OR (#23), Nashville, TN (#29) and Hartford-New Haven, CT (#30), which are expected to be divested as a regulatory condition to complete that combination. We believe a Media General/Nexstar combination is far more complementary; while it would require a similar number of divested stations, they would be in significantly smaller markets and result in substantially less revenue and EBITDA leakage. Based on our estimates, the combined Media General/Meredith would be required to divest approximately 37% of the acquired Broadcast EBITDA, compared to only 7% in the case of a Nexstar/Media General combination.

Over Half of the Net Acquired Meredith EBITDA Would Come from Publishing. Following the anticipated required divestitures, which we estimate would reduce broadcast-related EBITDA by $70 million, approximately 54% of the acquired net EBITDA in the Meredith transaction would be derived from publishing, a business you recently divested. Based on a blended EBITDA purchase multiple of 9.5x for Meredith as a whole, and an assumed publishing multiple of 6.5x, we estimate that Media General is acquiring Meredith’s net broadcast EBITDA at approximately 13x, well above precedent transactions. In addition, there would be tax leakage associated with the required sales of overlapping stations, which we have not factored into our analysis. Given these facts, we question the cash flow accretion you have projected. Taking into consideration these factors, a pure-play broadcast Media General/Nexstar combination would be 37% larger than a Media General/Meredith combination from a broadcast-only EBITDA standpoint.

Media General’s Stock Price Movement and Comments from the Financial Community Suggest Discontent with the Media General/Meredith Combination. In the week following your announcement on September 8, Media General’s stock traded down significantly and only began recovering following a Wells Fargo research report on September 14 that indicated investors are unhappy with the proposed transaction and that Nexstar could make a counter bid:

“Investors...seem both confused and disappointed. According to our conversations, they feel that MEG should not be re-entering the publishing space, that the price for MDP is too high, and that the timing is just “strange.” It sounds to us like top holders of MEG (and some of MDP) are planning to vote this deal down in the hope that another co. comes in to bid (most peg NXST).”

We Expect Shareholders to Prefer Our Transaction. We have heard from many of your shareholders that they are displeased with the Meredith transaction, and we are confident that our proposed transaction would be enthusiastically welcomed by your shareholders. It provides your shareholders with a substantial premium, certain and immediate cash value, and continued participation in the ongoing strategic and financial benefits of a combination with Nexstar, including anticipated year one synergies of $75 million. Our proposal is unquestionably a more favorable alternative for your shareholders than the proposed Media General-Meredith transaction.

The Nexstar Management Team Is Better Positioned to Lead a Broadcasting Company. Nexstar’s management team has achieved excellent results on behalf of our shareholders in the 12 years since Nexstar’s IPO and clearly highlight our management’s unwavering commitment to the creation of shareholder value. We have a sustained record of profitable digital media initiatives, unrivalled broadcast industry experience, a strong record of integrating acquired assets and extracting the value and synergies highlighted at the time transactions were announced, an industry-leading position with respect to MVPD and network relationships, and a notable record of creating award-winning programming and content in the markets where we operate. Importantly, our team is committed to the Media General combination and will “own” the results and synergies. This is in sharp contrast to the Meredith transaction where the Media General management team is “handing over the keys” to the Meredith management team.

Given all of the above, we believe our proposal constitutes or would reasonably be expected to lead to a “Montage Superior Offer”, as defined in your existing merger agreement with Meredith. As you know, by receiving our “Montage Superior Offer”, Section 6.11(b) of that merger agreement expressly permits the Media General Board to provide us with confidential information and negotiate with us regarding our proposal. To meet its fiduciary duties, we believe your Board is required to do so. A continued refusal to engage with us is contrary to your Board’s obligation to act in the best interest of your shareholders.

We intend to fund the cash consideration (and any required debt refinancing) by accessing the public debt markets. We have a proven record of raising capital to fund strategic growth initiatives and have received a Highly Confident Letter from BofA Merrill Lynch, confirming our ability to secure the required financing. Accordingly, a definitive agreement between us would not contain any financing condition, and we are prepared to provide you with full financing commitment papers.

We are prepared to enter into a merger agreement with you that provides your shareholders with a degree of closing certainty consistent with that provided in your existing merger agreement with Meredith. We believe the regulatory requirements presented by a combination of our companies would be straightforward, and we would intend to address them through commitments consistent with those in your existing merger agreement. This letter is a non-binding, preliminary proposal, which is subject to the execution and delivery of mutually acceptable definitive agreements, termination of your transaction with Meredith and the satisfaction of customary closing conditions.

We are very excited about the prospect of a combination between our two great companies and the completion of a successful transaction that will benefit the shareholders of both companies. Since 2011, including pending transactions, Nexstar has acquired 64 television stations and four digital businesses — all in accretive transactions. Nexstar’s record of effectively integrating and extracting synergies from acquired stations and assets has consistently met or exceeded our goals and expectations. We believe that our long-term acquisition strategies and operating discipline, combined with the prudent management of our capital structure, is a proven formula for sustained long-term growth and shareholder value appreciation. From 2006 through 2014, we have grown Nexstar’s free cash flow at a compound annual growth rate of approximately 25%. Accordingly, we are highly confident that a Nexstar-Media General combination would deliver significant value to our respective shareholders and provide a clear and transparent path toward creating a stronger company, well-positioned to achieve sustainable, long-term growth.

We have retained BofA Merrill Lynch as our financial advisor and Kirkland & Ellis as our legal advisor, and we are prepared to engage with you and your advisors immediately. Our Board has reviewed our proposal and unanimously approves of this transaction. With access to due diligence, we anticipate being able to prepare and execute a definitive merger agreement within 20 days. We urge you to listen to your shareholders and look forward to hearing from you promptly.

Sincerely,

Perry A. Sook

Chairman, President and Chief Executive Officer

Nexstar Broadcasting Group, Inc.

Conference Call, Webcast, Investor Presentation

Nexstar will host a conference call at 8:30 a.m. ET today to review the transaction and host a question and answer session. To access the conference call, interested parties may dial 866/547-1509 (domestic callers) or 920/663-6208 (international callers). The Conference ID Number is 49949293. Participants can also listen to a live webcast of the call through the “Webcast/Presentations” section of Nexstar’s website at www.nexstar.tv. During the conference call and webcast, management will review a presentation summarizing the proposed transaction which can be accessed at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv. Please call five minutes in advance to ensure that you are connected. Questions and answers will be taken only from participants on the conference call. For the webcast, please allow 15 minutes to register, download and install any necessary software.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 107 television stations and related digital multicast signals reaching 58 markets or approximately 18.0% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, LATV, RTV, Estrella, This TV, Weather Nation Utah, Movies! and News/Weather. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provide sales and other services to 114 television stations and related digital multicast signals reaching 59 markets or approximately 18.0% of all U.S. television households.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Nexstar Broadcasting Group, Inc. (“Nexstar”) has made for a business combination transaction with Media General, Inc. (“Media General”). In furtherance of this proposal and subject to future developments, Nexstar (and, if a negotiated transaction is agreed, Media General) may file one or more registration statements, prospectuses, proxy statements or other documents with the U.S. Securities and Exchange Commission (“SEC”). This communication is not a substitute for any registration statement, prospectus, proxy statement or other document Nexstar and/or Media General may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NEXSTAR AND MEDIA GENERAL ARE URGED TO READ ANY REGISTRATION STATEMENT, PROSPECTUS, PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Media General. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Nexstar or Media General through the web site maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Nexstar and certain of its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names and interests of Nexstar’s directors and executive officers in Nexstar’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, and Nexstar’s proxy statement for the 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome and benefits of any possible transaction between Nexstar and Media General and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the possibilities that Nexstar will not pursue a transaction with Media General and that Media General will reject a transaction with Nexstar (or otherwise that no transaction will be consummated), the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of Media General (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by Nexstar, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contacts

Investors:

Thomas E. Carter

Chief Financial Officer

Nexstar Broadcasting Group, Inc.

(972) 373-8800

JCIR

Joseph Jaffoni/Jennifer Neuman

(212) 835-8500 or nxst@jcir.com

Innisfree M&A Incorporated

Larry Miller/Jonathan Salzberger/Scott Winter

(212) 750-5833

Media:

Sard Verbinnen & Co

George Sard/Jim Barron/Stephanie Pillersdorf/Jared Levy

(212) 687-8080